August 6, 2015                                     FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES ENTERS INTO FIVE-YEAR,
$300 MILLION REVOLVING CREDIT AGREEMENT

ST. PETERSBURG, Fla - Raymond James Financial, Inc. (NYSE: RJF) announced today that it has entered into an unsecured $300 million revolving credit agreement with a syndicate of lenders led by Bank of America and Regions Bank.

“While we maintain a strong liquidity position, this revolving credit facility further strengthens our flexibility over the next five years,” said CFO Jeff Julien. “We appreciate the enthusiastic support from our banking partners.”

Details of the agreement will be available upon its filing on www.sec.gov no later than Tuesday, August 11, 2015, by searching Raymond James Financial.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has more than 6,500 financial advisors serving nearly 2.7 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $500 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.